UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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PHYSICIANS FORMULA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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Physicians Formula Holdings, Inc.
 1055 West 8th Street
Azusa, California 91702

April 21, 2010
To our Stockholders:

    We are pleased to invite you to attend the annual meeting of stockholders of Physicians Formula Holdings, Inc. to be held on June 3, 2010, at 10:00 a.m. Pacific time at the Physicians Formula Holdings, Inc. corporate office located at 1055 West 8th Street, Azusa, California 91702.

    Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. This year, we have elected to take advantage of rules adopted by the Securities and Exchange Commission that allow us to use the Internet as a means to furnish our proxy materials to stockholders. Consequently, most stockholders will receive a notice in the mail with instructions for accessing our proxy materials on the Internet instead of paper copies of our proxy materials. The notice provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. Our holders of record will continue to receive a printed copy of the proxy materials by mail. These proxy materials are first being sent to our stockholders on or about April 21, 2010.

    Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible by following the instructions on the notice or proxy card. Voting by written proxy will ensure your representation at the annual meeting regardless of whether you attend in person.

    Thank you for your ongoing support of and continued interest in Physicians Formula.

Sincerely,

Ingrid Jackel
Chief Executive Officer

2010 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
QUESTIONS AND ANSWERS	2
Proxy Materials	2
Voting Information	2
Stock Ownership Information	4
PROPOSALS TO BE VOTED ON	5
Proposal No. 1: Election of Directors	5
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm	6
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7
Board Composition	7
Board Leadership Structure	7
Board's Ongoing Oversight of Risk	7
Board Committees	7
Compensation Committee Interlocks and Insider Participation	8
Communication with the Board of Directors	8
Code of Ethics	8
EXECUTIVE OFFICERS	9
COMMON STOCK OWNERSHIP	9
Beneficial Ownership Table	9
Section 16(a) Beneficial Ownership Reporting Compliance	10
EXECUTIVE COMPENSATION	11
Compensation Discussion and Analysis	11
Compensation Committee Report	16
Summary Compensation Table	17
Outstanding Equity Awards at Fiscal Year-End	19
Option Exercises and Stock Vested	20
Non-Qualified Deferred Compensation	20
Potential Payments upon Termination or Change in Control	21
2009 Director Compensation	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
PRINCIPAL ACCOUNTANT FEES AND SERVICES	24
REPORT OF THE AUDIT COMMITTEE	25
OTHER MATTERS	26

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The annual meeting of stockholders of Physicians Formula Holdings, Inc. (“Physicians Formula” or the “Company”) will be held on June 3, 2010, at 10:00 a.m. Pacific time at the Physicians Formula Holdings, Inc. corporate office located at 1055 West 8th Street, Azusa, California 91702, for the following purposes:

1.	To elect six nominees named in the attached proxy statement to the Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of directors and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Stockholders of record at the close of business on April 12, 2010 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or Notice of Internet Availability of Proxy Materials. If your shares are held in the name of a bank, broker or other record holder, telephone or Internet voting may be available to you only if offered by them. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 9:00 a.m. Each stockholder may be asked to present valid picture identification, such as a drivers license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (626) 334-3395.

By Order of the Board of Directors,

Jeff M. Berry
Chief Financial Officer
Azusa, California
April 21, 2010

QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving this proxy statement?

Physicians Formula is soliciting proxies for the 2010 annual meeting of stockholders. You are receiving a proxy statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement because you owned shares of Physicians Formula common stock on April 12, 2010, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, Physicians Formula’s Board of Directors (the “Board of Directors” or the “Board”) and Board committees, the compensation of directors and executive officers for fiscal 2009 and other required information.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As permitted by rules adopted by the Securities and Exchange Commission, in order to reduce costs and the environmental impact, we are making this proxy statement and our 2009 Annual Report on Form 10-K available to our stockholders electronically via the Internet. On or about April 21, 2010, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2009 Annual Report on Form 10-K was mailed to beneficial owners of our common stock (i.e., holders who hold their shares in “street name”). If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Will I receive a copy of Physicians Formula’s annual report?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you will receive a package that includes a proxy statement, 2009 Annual Report on Form 10-K and proxy card.

If you hold your shares in “street name,” you may access our 2009 Annual Report on Form 10-K by following the instructions on the Notice mailed to you.

Stockholders may request a free copy of our 2009 Annual Report on Form 10-K from:

Broadridge Financial Solutions, Inc.
(800) 579-1639
www.proxyvote.com
sendmaterial@proxyvote.com

Alternatively, stockholders can access the 2009 Annual Report on Form 10-K and other financial information in the Investor Relations section of Physicians Formula’s web site at www.physiciansformula.com. Physicians Formula will also furnish any exhibit to the 2009 Annual Report on Form 10-K if specifically requested.

Voting Information

What will I be voting on?

·	Election of the nominees named in this proxy statement to the Board of Directors (see page 5).
·	Ratification of the independent registered public accounting firm (see page 6).

How does the Board of Directors recommend that I vote?

Physicians Formula’s Board recommends that you vote your shares “FOR” each of the nominees to the Board named in this proxy statement and “FOR” the ratification of our independent registered public accounting firm for the 2010 fiscal year.

How do I vote?

If you are a holder of record, you can vote either in person at the annual meeting, by proxy without attending the annual meeting, or by Internet, telephone or mail. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voting instructions from your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet if such services are offered by your bank, broker or other record holder.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a holder of record, at any time before your proxy is voted, you may change your vote by:
·	revoking it by written notice to the Chief Financial Officer of Physicians Formula at the address on the cover of this proxy statement;
·	delivering a later-dated proxy; or
·	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of Physicians Formula common stock that you owned on April 12, 2010.

How many shares are entitled to vote?

There were 13,589,668 shares of Physicians Formula common stock outstanding as of the record date and entitled to vote at the meeting. Each share is entitled to one vote.

How many shares must be present to hold the meeting?

Under Physicians Formula’s Amended and Restated By-Laws, holders of a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

·	The six nominees for director who receive the highest number of votes at the annual meeting will be elected.
·	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What if I vote “withhold” or “abstain”?

In the election of directors, you may vote “FOR” all of the nominees or you may vote to “WITHHOLD” with respect to one or more of the nominees. A vote to “WITHHOLD” on the election of directors will have no effect on the outcome.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  A vote to “ABSTAIN” on the other items of business will have the same effect of a vote “AGAINST.”

If you vote “ABSTAIN,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

Is cumulative voting permitted for the election of directors?

No.

What if I don’t vote by proxy and don’t attend the annual meeting?

If you are a holder of record and you don’t vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you don’t give your bank, broker or other record holder specific voting instructions and the bank, broker or other record holder does not vote on a particular proposal because it lacks discretionary authority to vote the shares, the votes will be “broker non-votes.”  “Broker non-votes” will have no effect on the vote for the election of directors or any other items of business because they are not counted or deemed represented for determining whether stockholders have approved the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:
·	as required by law;
·	to the inspector of election; or
·	if the election is contested.

If you are a holder of record, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

Stock Ownership Information

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Physicians Formula stockholders hold their shares through a bank, broker or other record holder rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Physicians Formula’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Physicians Formula. As the stockholder of record, you have the right to grant your voting proxy directly to Physicians Formula or to a third party, vote in person at the meeting, by internet, telephone or mail. Physicians Formula has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and a Notice is being forwarded to you on behalf of your bank, broker or other record holder with instructions for accessing these proxy materials on the Internet. As the beneficial owner, you have the right to direct your bank, broker or other record holder how to vote and you also are invited to attend the annual meeting. Please follow the voting instructions on the Notice you received to direct your bank, broker or other record holder how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the bank, broker or other record holder that holds your shares, giving you the right to vote the shares at the meeting.

What if I have questions for Physicians Formula’s transfer agent?

Please contact Computershare at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Computershare Trust Company, N.A.
c/o Computershare Investor Services
P.O. Box 43070
Providence, RI 02940-3070
(800) 962-4284
 Outside the U.S. (781) 575-3120

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 3, 2010:

This proxy statement and our 2009 Annual Report on Form 10-K are available at http://investor.physiciansformula.com.

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are six nominees for election to our Board of Directors this year. Each of the nominees currently serves on our Board of Directors except for Mr. Lynch.  Mr. Lynch has been nominated pursuant to the Company’s financing agreements with Mill Road Capital, L.P., a creditor and the largest stockholder of the Company, and Mr. Lynch’s nomination was approved by the Nominating and Corporate Governance Committee of the Company’s Board of Directors. Information regarding the business experience of each nominee is provided below. Each director is elected annually to serve until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. There are no family relationships among our executive officers and directors.

If you sign your proxy card but do not give instructions with respect to voting for directors, your shares will be voted for the six persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy card or by following the instructions on the Notice you received from your bank, broker or other record holder.

All of the nominees have indicated to Physicians Formula that they will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders, Ingrid Jackel and Jeffrey P. Rogers, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Our Board recommends a vote “FOR” the election to the Board of the each of the following nominees.

Vote Required

The six persons receiving the highest number of “FOR” votes represented by shares of Physicians Formula common stock present in person or represented by proxy at the annual meeting will be elected.

Ingrid Jackel Director since 2006 Age 40
Ingrid Jackel has served as chairwoman of our Board since January 2008, as a director since September 2006, and as our Chief Executive Officer since August 2006.  From April 2003 to August 2006, Ms. Jackel served as Senior Vice President—Marketing of the Company. Ms. Jackel oversees all aspects of our marketing, research and development and quality control functions. In 1994, Ms. Jackel joined the then-current owner of the Physicians Formula brand, Pierre Fabre, Inc. (“Pierre Fabre”), formerly a wholly-owned U.S. subsidiary of Pierre Fabre Dermo-Cosmetique, S.A., a large French pharmaceutical and cosmeceutical company.  While at Pierre Fabre, Ms. Jackel served in a variety of management roles, including Vice President of Marketing for Physicians Formula from May 1998 to March 2003 and Director of Marketing for Physicians Formula from July 1997 to April 1998.  Prior to her involvement in the Physicians Formula brand, Ms. Jackel served in a variety of marketing management roles in the U.S. and France for cosmeceutical brands owned by the Pierre Fabre group, such as Avene, Elancyl and Aderma.  Ms. Jackel was awarded the Women’s Wear Daily prize for the “most innovative marketer of the year” in mass market cosmetics in 2003.  Through Ms. Jackel’s long-standing service to Physicians Formula in a variety of leadership roles, she has an unparalleled understanding of our business which makes her uniquely qualified to serve as Chairwoman of our Board.

Zvi Eiref Director since 2007 Age 71
Zvi Eiref has served as a director since August 2007. For a total of 20 years, from 1979 to 1988, and again from 1995 to 2006, Mr. Eiref served as Chief Financial Officer of Church & Dwight, Co., a manufacturer and marketer of a wide range of household and personal care products under the Arm & Hammer, Trojan, First Response, and other well-known trademarks. From 1988 to 1995, he served as Chief Financial Officer of Chanel Inc., the fashion, fragrance and cosmetics company. Earlier in his career, he worked for Unilever and Arthur Andersen in Europe. Mr. Eiref serves on the board of Unigene Laboratories, Inc., as well as certain private and non-profit organizations. He graduated from Oxford University, and is an English Chartered Accountant. Mr. Eiref's 30 years of financial management and operations experience in the consumer packaged goods and cosmetics industries, and specialized knowledge of financial statements and the accounting and treasury functions, make him well-qualified to serve on our Board.

Jeffrey P. Rogers Director since 2008 Age 46
Jeffrey P. Rogers has served as a director since January 2008 and as our President since August 2006.  From January 1998 to August 2006, Mr. Rogers also served as our Senior Vice President—Sales.  Mr. Rogers is responsible for all aspects of sales, new business development and category management.  In addition, Mr. Rogers maintains the Company’s relationships with its key retailer customers.  Mr. Rogers joined Physicians Formula in April 1991 as a Sales Director and was promoted to Vice President of Sales in June 1991.  Prior to joining us, Mr. Rogers worked at Revlon, Inc., a manufacturer and marketer of cosmetics, skincare, fragrances and personal care products, and Del Laboratories, Inc., a manufacturer and marketer of cosmetics and over-the-counter pharmaceuticals.  With over 24 years of experience in the cosmetics industry, Mr. Rogers has a deep understanding of our customers and the cosmetics industry and contributes valuable insight regarding the growth of our business.

Padraic L. Spence Director since 2009 Age 42
Padraic L. Spence has served as a director since April 2009. Mr. Spence is currently working as a consultant to the consumer packaged goods industry.  From 2005 through 2008, Mr. Spence served as a director of privately held National Products Group and as President of one of its wholly owned operating companies, Levlad LLC, whose business involved development, manufacturing and marketing of personal care items, including color cosmetics.  Levlad LLC filed a petition under federal bankruptcy laws in January 2010.  From 1995 to 2004, Mr. Spence was the founder and Chief Executive Officer of SPINS, Inc., a provider of syndicated market research for the health and wellness industry.  Through his 18 years as an operating executive in the consumer packaged goods space, Mr. Spence has demonstrated his ability to help emerging brands attract mainstream customers.  Over the past 5 years, Mr. Spence has focused on the personal care sector, acquiring knowledge and skills across a broad range of functional areas, including finance, product development/R&D, quality systems, manufacturing and supply chain management.  As such, Mr. Spence brings to the Company’s board a wealth of knowledge of organizational and operational management, as well as an understanding of financial statements and accounting/finance functions. Mr. Spence holds an A.B. magna cum laude from Harvard College and an M.B.A. from Harvard Business School.

Charles J. Hinkaty Director since 2009 Age 60
Charles J. Hinkaty has served as a member of our Board since October 2009.  Mr. Hinkaty was the President and Chief Executive Officer of Del Laboratories, Inc. from August 2005 through his retirement in January 2008.  Prior to that, Mr. Hinkaty was the Chief Operating Officer of Del Laboratories, Inc. from January 2005 to August 2005, and Vice President of Del Laboratories, Inc. and President of its subsidiary Del Pharmaceuticals, Inc. from 1985 to January 2005.  Mr. Hinkaty served as a director of Del Laboratories, Inc. from 1986 until 2007.  Mr. Hinkaty also served as a member of the Board of Directors of FGX International from September 2008 until the sale of the company in March 2010.  In the past five years, Mr. Hinkaty has also held director positions at Lornamead, Renfro Corporation, W.F. Young and Sterling InfoSystems.  He also led the Consumer Healthcare Products Association from 1999 to 2001.  With over 38 years of experience in the health and beauty industry, Mr. Hinkaty brings to the Board insightful perspectives on the issues facing Physicians Formula.  In addition, Mr. Hinkaty provides financial expertise to our Board based on his past experience as a Chief Executive Officer and Chief Operating Officer, including an understanding of accounting and financial statements.

Thomas Lynch Age 50
Thomas Lynch is the Founder and Senior Managing Director of Mill Road Capital, an investment fund headquartered in Greenwich, Connecticut, which is a creditor and the largest stockholder of Physicians Formula.  Prior to forming Mill Road, Mr. Lynch was the founder and a managing director of Lazard Capital Partners, where he created the fund’s strategy, recruited the investment team and established one of the top performing 1997 vintage private equity funds in the United States. Prior to Lazard, Mr. Lynch was a managing director at The Blackstone Group and a consultant and project manager at the Monitor Company, the management consulting firm founded by Michael Porter. Mr. Lynch is a member of the board of directors of the Panera Bread Company and Golub Capital (where he serves on the audit committee).  Mr. Lynch has previously served on numerous other public private and not-for-profit boards.  Mr. Lynch has a B.A. with honors in Political Economy and Philosophy from Williams College, an M.Phil in Politics from Oxford University and an M.B.A. from Stanford University.  Mr. Lynch’s experience as Senior Managing Director of an investment fund and his service on the boards of several public companies (including audit committee service), as well as his expertise in accounting and financial matters, impart significant expertise to the Board.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit Physicians Formula’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2010. During fiscal year 2009, Deloitte & Touche LLP served as Physicians Formula’s independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services” on page 24. If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of us and our stockholders. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Physicians Formula’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as Physicians Formula’s independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the shares of Physicians Formula common stock present in person or represented by proxy at the annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. The size of our Board of Directors is currently set at six directors. Our Board of Directors currently consists of five members, and there are six nominees for election to the Board of Directors at the meeting. As previously announced, Mr. Charles J. Hinkaty was appointed to the Board of Directors on October 19, 2009 to fill the vacancy resulting from Mr. Jeff M. Berry's resignation from the Board of Directors on May 29, 2009 to become our Interim Chief Financial Officer and subsequently our Chief Financial Officer on February 19, 2010. Any additional directorships resulting from an increase in the number of directors or vacancies may only be filled by the directors then in office. The term of office for each director will be until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Elections for directors will be held annually.

The Board has determined Messrs. Eiref, Spence, Hinkaty and Lynch each qualifies as “independent” as independence is defined by Rule 5605(a)(2) of the Nasdaq Stock Market LLC (“Nasdaq”) marketplace rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the Nasdaq marketplace rules.

Our Board of Directors met eight times in 2009. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2009, all of the directors attended 75% or more of the meetings of the Board and the committees on which they served. Three of our directors then serving on our Board attended our 2009 annual meeting of stockholders. Directors are encouraged to attend the annual meeting of stockholders.

Board Leadership Structure

    The Board is led by Ingrid Jackel in her role as Chairwoman.  Ms. Jackel is also our Chief Executive Officer. The Board has reviewed its leadership structure and concluded that this structure is appropriate for us at this time.  Since Ms. Jackel is the director that is most familiar with our business and industry, the Board believes that combining the two positions allows us to maximize strategic advantages and enhances the Board’s effectiveness.  In addition, this model facilitates effective decision-making and clear accountability.  The Board evaluates this structure periodically.

Board’s Ongoing Oversight of Risk

    Management has primary responsibility for identification, assessment and management of the various risks faced by the Company. The Board’s oversight of these risks occurs as an integral and continuous part of the Board’s oversight of the business.  For example, our principal strategic risks are reviewed as part of the Board’s regular discussion and consideration of our strategy, and the alignment of specific initiatives with this strategy.  Similarly, at every meeting the Board reviews the principal factors influencing our operating results, including the competitive environment and discusses with our senior executive officers the major events, activities and challenges affecting their respective functional areas.

Board Committees

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee has three members. All of the members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee  are “independent” as independence is defined by Rule 5605(a)(2) of the Nasdaq marketplace rules. All of the members of the Audit Committee are “independent” as defined by the rules of the Securities and Exchange Commission (“SEC”).

Audit Committee.    The Audit Committee is comprised of Messrs. Eiref (Chairman), Spence and Hinkaty, who are “independent” under the heightened independence standard required for audit committee members under the Nasdaq marketplace rules and the rules of the SEC. The Audit Committee oversees our accounting, financial reporting and control processes and the audits of our financial statements, including: the preparation, presentation and integrity of our financial statements; our compliance with legal and regulatory requirements; our independent auditor’s qualifications and independence; and the performance of our independent auditor. Our Audit Committee, among other things, has sole responsibility to retain and terminate our independent auditor, pre-approves all audit and non-audit services performed by our independent auditor and the fees and terms of each engagement and reviews our quarterly and annual audited financial statements and related public disclosures, earnings press releases and other financial information provided to analysts or rating agencies.

Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Zvi Eiref meets the requirements for an “audit committee financial expert” as defined by the rules of the SEC.

The charter of the Audit Committee is available in the Investor Relations section of our website at www.physiciansformula.com.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Spence (Chairman), Eiref and Hinkaty. The Compensation Committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and directors and establishes and reviews general policies relating to the compensation and benefits of our officers, employees and directors. Our executive officers make recommendations regarding executive compensation to the Compensation Committee and the Committee considers these recommendations.  The Committee then considers other available information, applies its own judgment and experience and makes an independent determination regarding both the components and amounts of executive compensation.  Our human resources department supports the Compensation Committee in the administration of the benefit plans and compensation arrangements.

The charter of the Compensation Committee allows the Compensation Committee to delegate authority to subcommittees and engage compensation consultants as it deems appropriate. The Compensation Committee does not delegate any of its functions to others in setting compensation.

The charter of the Compensation Committee is available in the Investor Relations section of our website at www.physiciansformula.com.

    Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Messrs. Spence (Chairman), Eiref and Hinkaty. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

    The Nominating and Corporate Governance Committee will consider all nominees for election as directors of Physicians Formula in accordance with the mandate contained in its charter.  When evaluating candidates, the Nominating and Corporate Governance Committee considers the person’s judgment, skills, experience, independence, understanding of Physicians Formula’s business and related industries. Candidates are also evaluated with reference to the overall composition of the Board, such that the Board as a whole contains a predominance of business backgrounds that has a diverse set of experience and perspectives. The Nominating and Corporate Governance Committee will review all candidates in this manner, regardless of the source of the recommendation, select qualified candidates and submit its recommendations to the Board.

    The policy of the Nominating and Corporate Governance Committee is to consider as potential nominees individuals properly recommended by stockholders.  Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Jeff M. Berry, Chief Financial Officer, Physicians Formula Holdings, Inc., 1055 West 8th Street, Azusa, California 91702.  Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected.  Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our by-laws as described under “Other Matters—Stockholder Proposals and Director Nominations.”

Physicians Formula has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

The charter of the Nominating and Corporate Governance Committee is available in the Investor Relations section of our website at www.physiciansformula.com.

The following table shows the current membership of each committee and the number of meetings held by each committee in 2009:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Zvi Eiref	Chairman	Member	Member
Padraic L. Spence	Member	Chairman	Chairman
Charles J. Hinkaty	Member	Member	Member
Number of Meetings in 2009	8	4	2

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communication with the Board of Directors

    Stockholders may communicate with the Board by directing communications to the Chief Financial Officer and should prominently indicate on the outside of the envelope that the communication is intended for the Board or for individual directors. In accordance with instructions from the Board, the Chief Financial Officer will review all communications, organize the communications for review by the Board and promptly forward communications (other than communications unrelated to the operation of the Company, such as advertisements, mass mailings, solicitations and job inquiries) to the Board or individual directors.

Code of Ethics

We have adopted a code of ethics for senior financial employees that applies to the following positions: Chief Executive Officer, President, Chief Financial Officer, principal accounting officer and other employees. The code of ethics is available in the Investor Relations section of our website at www.physiciansformula.com and is available in print to any stockholder who requests it. If we waive any material provision of our code of ethics or substantively change the code, we will disclose that fact on our website within four business days of the waiver or substantive change.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers serve at the request of the Board of Directors.

Name	Age	Principal Position
Ingrid Jackel	40	Chief Executive Officer
Jeffrey P. Rogers	46	President
Jeff M. Berry	39	Chief Financial Officer

Set forth below is information concerning our executive officers who are not directors.

Jeff M. Berry, Chief Financial Officer.  Jeff M. Berry was appointed as our Chief Financial Officer on February 19, 2010. Mr. Berry has been serving as the Interim Chief Financial Officer since May 29, 2009. Mr. Berry served on the Board of Directors since October 2007 and was the Chair of the Compensation Committee and the Corporate Governance and Nominating Committee, and a member of the Audit Committee. In conjunction with his appointment as the Interim Chief Financial Officer in May 2009, Mr. Berry resigned from the Board of Directors and from all of the committees of the Board of Directors on which he served. Prior to joining Physicians Formula as a director, Mr. Berry worked as a consultant to private equity firms to identify investment opportunities in the food industry. Mr. Berry served as Vice President and Treasurer of Del Monte Foods Company from August 2006 to October 2008, where his responsibilities included corporate treasury, corporate and financial strategy, M&A and business development and public relations. Mr. Berry served as Vice President, Strategic Planning and Business Development of Del Monte Foods Company from March 2003 to August 2006. Mr. Berry began his career with Bain & Company and held a variety of positions with McKinsey & Company from September 2001 to 2002, where he advised consumer products and retail clients in the areas of strategy, branding and marketing.

COMMON STOCK OWNERSHIP

Beneficial Ownership Table

The following table provides information concerning beneficial ownership of our common stock as of April 12, 2010, by:
·	each of our directors;
·	each of our named executive officers;
·	each person known by us to beneficially own 5% or more of our outstanding common stock; and
·	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 13,589,668 shares of common stock outstanding as of April 12, 2010 and a total of 639,669 common stock options currently exercisable or exercisable by our directors and executive officers as a group within 60 days of April 12, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 12, 2010 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
	Shares of Common Stock
	Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% or More Beneficial Owners:
Mill Road Capital, LP(1)	2,516,943	18.5%
Diker Management, LLC(2)	2,143,285	15.8
BC Advisors, LLC(3)	1,537,750	11.3
FMR LLC(4)	1,200,534	8.8
General Motors Investment Management Corporation(5)	751,111	5.5

Directors and Named Executive Officers:
Ingrid Jackel (6)	509,000	3.6
Jeffery P. Rogers(7)	549,898	4.0
Jeff M. Berry(8)	43,560	*
Zvi Eiref(9)	62,835	*
Charles J. Hinkaty(10)	18,980	*
Padraic L. Spence(11)	118,544	*
All directors and executive officers as a group	1,302,817	9.6

* Less than 1%.

(1)
Information reported is based on a Schedule 13D/A filed on February 10, 2010 by Mill Road Capital, L.P., on which each of Mill Road Capital, L.P. and Mill Road Capital GP LLC reported sole voting and dispositive power over 2,516,943 shares of our common stock, and each of Thomas E. Lynch, Charles M.B. Goldman and Scott P. Scharfman, reported shared voting and dispositive power over 2,516,943 shares of our common stock.  The address of Mill Road Capital, L.P., Mill Road Capital GP LLC and Messrs. Lynch, Goldman and Scharfman is Two Sound View Drive, Suite 300, Greenwich, Connecticut 06830. At a special meeting of the stockholders scheduled for April 28, 2010, the stockholders will consider and vote on a proposal to issue warrants to Mill Road Capital, L.P. entitling them to purchase up to 650,000 shares of our common stock at an exercise price of $0.25 per share for up to seven years from the date of issuance.  If approval of the stockholders is obtained, the Company will issue the warrants to Mill Road Capital, L.P., as a result of which Mill Road Capital L.P. would beneficially own 3,166,943 shares (22.4%) of our common stock, and the beneficial ownership percentages of the other stockholders listed in this table would be reduced proportionately.

(2)
Information reported is based on a Schedule 13G/A filed on February 16, 2010 by Diker Management, LLC, on which each of Diker GP, LLC, Diker Management, LLC, Charles M. Diker and Mark N. Diker reported shared voting and dispositive power over 2,143,285 shares of our common stock, Diker Micro Value QP Fund LP reported shared voting and dispositive power over 804,730 shares of our common stock and Diker Micro Value Fund LP reported shared voting and dispositive power over 778,170 shares of our common stock.  The address of Diker GP, LLC, Diker Management, LLC, Diker Micro Value QP Fund LP, Diker Micro Value Fund LP and Messrs. Diker and Diker is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

(3)	Information reported is based on a Schedule 13G/A filed on March 15, 2010 by BC Advisors, LLC ("BAC"), on which each of BAC, SRB Management, L.P., Steven R. Becker and Matthew A. Drapkin reported shared voting and dispositive power over 1,537,750 shares of our common stock, SRB Greenway Opportunity Fund, (QP), L.P. reported sole voting and dispositive power over 1,368,597 shares of our common stock and SRB Greenway Opportunity Fund, L.P. reported sole voting and dispositive power over 169,153 shares of our common stock. SRB Management is the general partner and investment manager of the SRB Greenway Opportunity Fund, (QP), L.P. and the SRB Greenway Opportunity Fund, L.P. BAC is the general partner of SRB Management. Messrs. Becker and Drapkin are the co-managing members of BAC. The address of BAC, SRB Management and Messrs. Becker and Drapkin is 300 Crescent Court, Suite 1111, Dallas, Texas 75201.

(4)
Information reported is based on a Schedule 13G/A filed on February 16, 2010 by FMR LLC, on which FMR LLC reported sole dispositive power over 1,200,534 shares of our common stock.  According to the Schedule 13G/A, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares.  The interest of one person, Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the shares amounted to 1,200,534 of our common stock.  The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)
Information reported is based on a Schedule 13G/A filed on February 12, 2009 by General Motors Investment Management Corporation (“GMIMCo”), on which each of GMIMCo and General Motors Trust Bank, N.A. as trustee for GM AM Investment Funds Trust II (“Trust”) reported shared voting and dispositive power over 751,111 shares of our common stock.  According to the Schedule 13G/A, the Trust is a trust formed under and for the benefit of one or more employee benefit plans (“Plans”) of General Motors Corporation, its subsidiaries and unrelated employers.  GMIMCo has the responsibility to select and terminate investment managers with respect to the Plans. The address of GMIMCo and Trust is 767 Fifth Avenue, New York, NY 10153.

(6)	Includes options to purchase 427,332 shares of common stock exercisable within 60 days of April 12, 2010.

(7)	Includes options to purchase 134,242 shares of common stock exercisable within 60 days of April 12, 2010.

(8)	Includes options to purchase 30,460 shares of common stock exercisable within 60 days of April 12, 2010.

(9)	Includes options to purchase 27,335 shares of common stock exercisable within 60 days of April 12, 2010.

(10)	Includes options to purchase 8,980 shares of common stock exercisable within 60 days of April 12, 2010.

(11)	Includes options to purchase 11,320 shares of common stock exercisable within 60 days of April 12, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Physicians Formula common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based solely on a review of such reports and representations and information provided by our directors and executive officers, we believe that, during fiscal year 2009, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

    The compensation program for our executive officers is designed to attract and retain key executive officers and to motivate them to achieve our operating objectives. Different elements of compensation are linked to short and long-term performance, with the goal of increasing stockholder value over the long term. We seek to reward the achievement of specific annual goals through cash incentive compensation. We also strive to promote an ownership mentality among our executive officers by offering equity-based compensation that aligns their interests with those of our stockholders and our business. To that end, the Compensation Committee, which we refer to in this section as the “Committee,” believes executive compensation should include both cash and equity-based compensation.

The primary objectives of our compensation program are:
·	to attract and retain the best possible executive talent;
·	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and
·	to align executive officers’ incentives with increases in stockholder value and the achievement of corporate objectives.

Overview of Compensation and Process

The Committee has the overall responsibility for evaluating and approving the annual compensation and compensation programs for our three executive officers: the Chief Executive Officer, the President and the Chief Financial Officer (collectively, the “named executive officers”). Our executive officers make recommendations regarding executive compensation to the Committee and the Committee considers these recommendations.  The Committee then considers other available information, applies its own judgment and experience and makes an independent determination regarding both the components and amounts of executive compensation.

Our executive officer compensation consists of:
·	base salary;
·	annual cash incentive compensation; and
·	long-term equity incentive compensation.

In addition, employment agreements with each of the named executive officers provide for severance upon certain termination events. We also provide certain retirement benefits and perquisites and other benefits.

The amount of each element of compensation is determined by the Committee, which reviews the following factors to determine the amount of compensation and combination of elements to pay each named executive officer:
·	performance against corporate objectives for the year;
·	difficulty of achieving desired results in the coming year;
·	value of an individual’s unique skills and capabilities to support our objectives; and
·	contribution as a member of the executive management team.

The Committee does not consider prior compensation, including gains from prior stock option awards, in setting future compensation levels.

Our policy for allocating between short-term and long-term compensation is to ensure adequate compensation to attract and retain key executive officers, while providing them with an incentive to maximize long-term stockholder value. We do not have an exact formula for allocating between short-term and long-term compensation or between cash and equity-based compensation. The Committee makes an effort to ensure that our compensation program for executive officers is perceived as fundamentally fair.

Compensation Elements

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year. Base salaries are intended to promote retention of existing executive officers. Therefore, the Committee seeks to offer base salaries that are competitive. The Committee sets base salaries based on the executive officer’s role, responsibilities and experience.

    On March 25, 2009, the Committee and  the named executive officers agreed to a 10% decrease to the base salaries of the named executive officers as a part of our effort to reduce costs in light of the weak consumer environment. The decreased salaries, which became effective as of April 6, 2009, for each of the named executive officers were:

·	Ingrid Jackel—$340,704
·	Jeffrey P. Rogers—$340,704
·	Joseph J. Jaeger—$316,368

    On May 29, 2009, Mr. Jaeger resigned as our Chief Financial Officer and Jeff M. Berry was appointed as our Interim Chief Financial Officer. On February 19, 2010, the Committee approved an employment agreement with Mr. Berry in connection with his appointment as our Chief Financial Officer. The employment agreement provides that Mr. Berry will be paid an annual base salary of $316,368.

Signing Bonus for Chief Financial Officer

On February 19, 2010, pursuant to his employment agreement, Mr. Berry received a sign-on bonus of $120,000. Please see "Employment Agreements" on page 18 for a description of Mr. Berry's employment agreement.

Annual Cash Incentive Compensation

We provide an opportunity for our named executive officers to earn annual cash incentive compensation under our annual bonus plan. In light of the weak economic environment, the Committee did not adopt a bonus plan for 2009.

Long-Term Equity Incentive Compensation

    All of our executive officers have received long-term equity incentive compensation in the form of incentive stock options and non-qualified stock options. Our option program is designed to align the interests of our executive officers with our stockholders’ long-term interests by creating an ownership mentality among our executive officers and to reward them for our performance, measured by increases in the price of our common stock. We provide options that vest over a period of time to encourage retention of our executive officers and focus their efforts on the creation of long-term stockholder value and corporate objectives. We believe our ability to grant equity-based awards would also serve to attract new executive talent, if necessary.

   Since we became a public company, it had been the Committee’s practice to grant equity awards in the first quarter of each year to executive officers and certain salaried employees to encourage their long-term retention and to reward them for their contributions to our company.  In determining the number of options to grant each year, the Committee considers recommendations from the executive officers, existing equity ownership interests, values of previous equity grants, size of previous equity grants in relation to individual positions, length of time with us and anticipated contributions to us.  In January 2008, in recognition of our performance in 2007, the Committee made a determination to award a total of 317,000 stock options, a number which roughly corresponds to the increase on January 1, 2008 in shares available for issuance under the evergreen provision of the 2006 Plan.  Consistent with past practice, approximately 50% of the total stock options granted were allocated to the executive officers, and 50% were allocated to other salaried employees.  The 150,000 options allocated to the executive officers were awarded in equal amounts to each of the three executive officers based on recognition of each executive officer’s contribution to the business in his or her respective area of responsibility, as well considerations of internal consistency and fairness among our senior management team.

    On November 10, 2009, the Committee awarded 620,000 non-qualified stock options to our executive officers and other key employees. Of the total stock options granted, Ms. Jackel and Mr. Rogers were awarded 200,000 and 150,000 stock options, respectively, based on recognition of each executive officer's contribution to the business in her or his respective area of responsibility. The increase in the number of stock options awarded to the executive officers as compared to the prior year was provided as an incentive to retain executive talent.

    On February 19, 2010, the Committee granted 200,000 non-qualified stock options to Mr. Berry in connection with his appointment as our Chief Financial Officer.

2003 Stock Option Plan

    On November 3, 2003, before we were a public company, our Board of Directors adopted the 2003 Stock Option Plan (the “2003 Plan”), which authorizes the grant of incentive stock options and/or non-qualified stock options to our executive officers and other key employees. The purpose of the 2003 plan is to allow those persons who have a substantial responsibility for our management and growth to acquire an ownership interest in our company and thereby encourage them to contribute to our success and to remain in our employ. The 2003 Plan is also intended to increase our ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth and profitability depend. We anticipate that all future option grants will be made under our 2006 Equity Incentive Plan and we do not intend to issue any further options under the 2003 Plan.  As of December 31, 2009, 538,889 options were outstanding under the 2003 Plan.

In 2003 and 2004, we granted incentive stock options and non-qualified stock options under our 2003 Plan to our named executive officers. The options granted under the 2003 Plan included options that vested and became exercisable over time (the “time-vesting options”), as well as options that originally provided that they vest and become exercisable only upon a sale of Physicians Formula in which the aggregate cash proceeds received by the Summit Partners investors is equal to or greater than three times the amount of the Summit Partners investors’ total original investment in Physicians Formula (the “performance-vesting options”).

On November 14, 2006, the closing date of the initial public offering, we amended the performance-vesting options to accelerate the vesting of 550,781 of the 713,334 performance-vesting options then outstanding. The remaining performance-vesting options that did not vest on November 14, 2006, became time-vesting options that vested and became exercisable in 24 equal monthly installments over a period of two years from November 14, 2006.

The portion of the performance-vesting options that vested upon completion of our initial public offering was determined by multiplying the number of performance-vesting options held by each individual by a fraction, the numerator of which was the assumed aggregate cash proceeds received by the Summit Partners investors in respect of their investment in Physicians Formula and its subsidiaries prior to and upon the closing of the initial public offering based on certain assumptions made on October 23, 2006, the day the amendments to the performance-vesting options were approved, and the denominator of which was three times the amount of the Summit Partners investors’ total original investment in Physicians Formula and its subsidiaries (including amounts paid in connection with our recapitalization in December 2005). The assumptions made on October 23, 2006 were: the common stock was priced at $16.00, the midpoint of the range on the cover of the preliminary prospectus for our initial public offering; the Summit Partners entities sold the number of shares as set forth in the preliminary prospectus for the initial public offering; the over-allotment option was exercised in full; and the underwriting discount was $1.12 per share. Although the actual price to the public of our common stock in the initial public offering was $17.00 per share, the underwriting discount was $1.19 per share and the number of shares sold by Summit Partners in the initial public offering was more than as set forth in the preliminary prospectus, we did not revise the number of performance-vesting options that vested on the closing of our initial public offering because that number was fixed at the time the amendments were approved.

Administration.  The Committee administers the 2003 Plan. Under the 2003 Plan, the Committee has sole and complete authority to select participants, grant options to participants in forms and amounts as it determines, impose limitations, restrictions and conditions upon options as it deems appropriate, interpret the 2003 Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the 2003 Plan, correct any defect or omission or reconcile any inconsistency in the plan or an option granted under the 2003 Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of the 2003 Plan.

Terms of awards.  The exercise price of an option granted under the 2003 Plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. Option awards were granted to each participant pursuant to an agreement entered into between us and such person. Provisions of such agreements set forth the types of options being granted, the total number of shares of common stock subject to the options, the price, the periods during which such options may be exercised and such other terms and performance objectives as are approved by our Board of Directors or its designated committee which are not inconsistent with the terms of the 2003 Plan. The 2003 Plan does not permit the term of an option to exceed ten years from the date of grant.

For a description of termination and change in control provisions applicable to options issued under the 2003 Plan, please see “—Potential Payments upon Termination or Change in Control—Stock Options under the 2003 Stock Option Plan.”

2006 Equity Incentive Plan

In connection with our initial public offering, we adopted the 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units and other performance awards. Directors, officers and other employees of Physicians Formula and its subsidiaries, as well as others performing services for us, are eligible for grants under the 2006 Plan. The purpose of the 2006 Plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

A total of 900,000 shares of our common stock were originally available for issuance under the 2006 Plan. This amount automatically increases on the first day of each fiscal year beginning in 2007 and ending in 2016 by the lesser of: (i) 2% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) such lesser number of shares as determined by the Committee. The number of shares available for issuance under the 2006 Plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we shall make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the 2006 Plan. The shares available for issuance under the 2006 Plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Eligibility.  Directors, officers and employees of Physicians Formula and its subsidiaries, as well as other individuals performing services for us, or to whom we have extended an offer of employment, will be eligible to receive grants under the 2006 Plan. However, only employees may receive grants of incentive stock options. In each case, the Committee selects the grantees to participate in the 2006 Plan.

Stock Options.  Under the 2006 Plan, the Committee or the Board may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The Committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 800,000 shares, and it may not award incentive stock options first exercisable in any calendar year whose underlying shares have an aggregate fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the 2006 Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive stock option awarded to a person who owns stock representing more than 10% of Physicians Formula’s voting power may not be less than 110% of such fair market value on such date.

Unless the Committee determines otherwise, the exercise price of any option may be paid in cash, by delivery of shares of common stock with a fair market value equal to the exercise price, and/or by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the Committee may at its discretion grant the participant a “reload option.”  The reload option entitles the participant to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the Committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The Committee determines the term of each option at its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive stock option granted to a person who owns stock representing more than 10% of the voting power of Physicians Formula or any of its subsidiaries, five years from the date of grant.

For a description of termination and change in control provisions applicable to options issued under the 2006 Plan, please see “—Potential Payments upon Termination or Change in Control—Stock Options under the 2006 Equity Incentive Plan.”

Stock Appreciation Rights.  SARs entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the Committee, except that the price of a SAR may never be less than the fair market value of the shares of our common stock subject to the SAR on the date the SAR is granted.

Restricted Stock. Under the 2006 Plan, the Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Unless the Committee determines otherwise, all restrictions on a grantee’s restricted stock will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Physicians Formula and its subsidiaries, if the cessation occurs due to a termination within one year after a change in control of Physicians Formula or due to death, disability or, in the discretion of the Committee, retirement. In addition, the Committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon a change in control of Physicians Formula, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately.

Restricted Stock Units; Deferred Stock Units. Under the 2006 Plan, the Committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. Unless the Committee determines otherwise, all restrictions on a grantee’s restricted stock units will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Physicians Formula and its subsidiaries, if the cessation occurs due to a termination within one year after a change in control of Physicians Formula or due to death, disability or, in the discretion of the Committee, retirement. In addition, the Committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon a change in control of Physicians Formula, whether or not the grantee is subsequently terminated. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock units as to which the applicable restrictions have not lapsed will be forfeited immediately. Prior to the later of (i) the close of the tax year preceding the year in which restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the 2006 Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the 2006 Plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period.

Performance Awards.  Under the 2006 Plan, the Committee may grant performance awards contingent upon achievement by the grantee, Physicians Formula and/or its subsidiaries or divisions, of set goals and objectives regarding specified performance criteria, such as, for example, return on equity, over a specified performance cycle, as designated by the Committee. Performance awards may include specific dollar-value target awards, such as performance units, the value of which is established by the Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid in cash and/or shares of our common stock or other securities.

Unless the Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Physicians Formula and its subsidiaries prior to completion of a performance cycle, due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change of control.

Vesting, Withholding Taxes and Transferability of All Awards. The terms and conditions of each award made under the 2006 Plan, including vesting requirements, will be set forth consistent with the 2006 Plan in a written agreement with the grantee. Except in limited circumstances, no award under the 2006 Plan may vest and become exercisable within six months of the date of grant, unless the Committee determines otherwise.

Unless the Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the Committee determines otherwise, no award made under the 2006 Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians or legal representatives.

Amendment and Termination of the 2006 Plan. The Board may amend or terminate the 2006 Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 2006 Plan without the affected participant’s consent. If not previously terminated by the Board, the 2006 Plan will terminate on the tenth anniversary of its adoption.

 Awards Under the 2006 Plan. On February 6, 2007, we awarded 300,000 non-qualified stock options under the 2006 Plan to our executive officers and other key employees. These options vest in 48 equal monthly installments beginning on March 6, 2007 and have an exercise price equal to $20.75 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on February 6, 2017.

On August 30, 2007, we awarded 25,000 non-qualified stock options under the 2006 Plan to a non-employee director in connection with his appointment to the Board.  25% of these options vested on the date of the grant. The remaining options vest in 48 equal monthly installments beginning on September 30, 2007.  The exercise price is equal to $9.85 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on August 30, 2017.

On November 8, 2007, we awarded 25,000 non-qualified stock options under the 2006 Plan to a non-employee director in connection with his appointment to the Board.  25% of these options vested on the date of the grant.  The remaining options vest in 48 equal monthly installments beginning on December 8, 2007. The exercise price is equal to $12.00 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on November 8, 2017.

On January 30, 2008, we awarded 317,000 non-qualified stock options under the 2006 Plan to our executive officers and other key employees. These options vest in 48 equal monthly installments beginning on February 29, 2008 and have an exercise price equal to $9.54 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on January 30, 2018.

On April 24, 2009, we awarded 25,000 non-qualified stock options under the 2006 Plan to a non-employee director in connection with his appointment to the Board. 25% of these options vested on the date of the grant.  The remaining options vest in 48 equal monthly installments beginning on May 24, 2009. The exercise price is equal to $1.83 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.  These options will expire on April 24, 2019.

On October 19, 2009, we awarded 25,000 non-qualified stock options under the 2006 Plan to a non-employee director in connection with his appointment to the Board. 25% of these options vested on the date of the grant. The remaining options vest in 48 equal monthly installments beginning on November 19, 2009. The exercise price is equal to $2.60 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant. These options will expire on October 19, 2019.

On November 10, 2009, we awarded 620,000 non-qualified stock options under the 2006 Plan to our executive officers and other key employees. These options vest in 48 equal monthly installments beginning on December 10, 2009 and have an exercise price equal to $2.30 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant. These options will expire on November 10, 2019.

On December 10, 2009, we awarded 7,000 non-qualified stock options under the 2006 Plan to an employee. These options vest in 48 equal monthly installments beginning on January 10, 2010 and have an exercise price equal to $1.80 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant. These options will expire on December 10, 2019.

On December 24, 2009, we awarded 25,000 non-qualified stock options under the 2006 Plan to a non-employee director in connection with his service on the Board. 25% of these options vested on the date of the grant. The remaining options vest in 48 equal monthly installments beginning on January 24, 2010. The exercise price is equal to $2.50 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant. These options will expire on December 24, 2019.

On February 19, 2010, we awarded 200,000 non-qualified stock options under the 2006 Plan to an executive officer in connection with his appointment as our Chief Financial Officer. These options vest in 48 equal monthly installments beginning on March 19, 2010 and have an exercise price equal to $2.16 per share, the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant. These options will expire on February 19, 2020.

Post-Termination Benefits

Severance Payments

    On May 6, 2008, we entered into amended and restated employment agreements with each of our named executive officers.  Pursuant to such amendment and restatement, if the named executive officer’s employment is terminated without “Cause,” such executive officer will be entitled to (a) receive his or her base salary payable in regular installments as special severance payments for a period of twenty-four (24) months from the date of termination (the “Severance Period”), (b) continued use of a company car during the Severance Period, (c) participate in our benefit plans during the Severance Period and (d) receive a pro-rated portion of the executive officer’s target annual bonus for the year in which employment terminated.  The Committee believes that such severance benefits will protect stockholders’ interests by encouraging our named executive officers to remain with us and by enhancing their focus on us during rumored or actual change-in-control activity. The Committee did not target any particular benchmark of severance but sought to provide severance and change-in-control benefits that were generally in line with market practice and peer company practices identified in the Mercer report.

    For a description of the terms of the amended and restated employment agreements, please see “–  Potential Payments upon Termination or Change in Control” on page 21.

    For more information on the severance payable under the employment agreements, please see “—Potential Payments upon Termination or Change in Control” on page 21.

Retirement Plans

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. An employee may contribute up to 50% of his or her salary to the 401(k) plan provided that he or she has been with the Company for six months or more and is over 21 years old. We provide a company matching contribution of 100% of the first 5% of salary contributed by each participant. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

We also offer a voluntary deferred compensation plan for our executive officers. The plan allows these executive officers to defer all or a portion of their base salary. Under the terms of the deferred compensation plan, a participant’s account balance will be distributed to a participant following his or her retirement or termination from Physicians Formula, disability or death, a change in control, or an unforeseeable financial emergency, or at a time specified by the participant when he or she enrolls in the plan.

Perquisites and Other Benefits

We provide named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our compensation program. The purpose of these perquisites and other personal benefits is to enable us to retain our key executive officers. Our perquisites and other personal benefits include: use of a company car, payment of health, dental, vision, short-term disability, long-term disability and group life insurance premiums.

Timing of Option Grants

See "Long-Term Equity Incentive Compensation — Awards Under the 2006 Plan" for a discussion of the stock options granted under the 2006 Plan. The exercise price of these stock options is the closing price of our common stock on the date of grant. Our Chief Executive Officer and other executive officers did not play a role in the Committee’s decision on the timing of the stock option grants. We do not have a program in place related to the timing of stock options in coordination with the release of material non-public information.

Stock Ownership Guidelines

We do not have any stock ownership guidelines for our executive officers. We have a policy which requires that our directors and executive officers abstain from short-swing trading, short selling or entering into any derivative securities related to their ownership of common stock.

Accounting and Tax Considerations

We were formed in 2003 by members of our current management and entities affiliated with Summit Partners for the purpose of completing a management-led buy-out that closed on November 3, 2003, which we refer to as the “Acquisition.” We granted incentive stock options to Ingrid Jackel and Jeffrey P. Rogers under the 2003 Plan in connection with the Acquisition in November 2003. All of the stock options granted since then under the 2003 Plan and the 2006 Plan are non-qualified stock options.

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. We believe that compensation paid under our compensation plans is generally fully deductible for federal tax purposes to the extent it is less than $1 million for each named executive officer in a given year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2009 Annual Report on Form 10-K and this proxy statement.

The Compensation Committee
of the Board of Directors

Padraic L. Spence, Chairman
Zvi Eiref
Charles J. Hinkaty

Summary Compensation Table

The following table summarizes the total compensation earned in 2009 and 2008 by our named executive officers:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total(6)
Ingrid Jackel	2009	350,896	-	-	214,380	-	-	45,274	610,550
Chief Executive Officer	2008	378,560	500	-	256,450	40,972	-	62,332	738,814

Jeffrey P. Rogers	2009	358,176	-		160,785	-	-	51,798	570,759
President	2008	378,560	500	-	256,450	40,972	-	50,544	727,026

Jeff M. Berry	2009	182,520	-	-	-	-	-	21,500	204,020
Chief Financial Officer

Joseph J. Jaeger	2009	178,633	-	-	-	-	-	30,303	208,936
Former Chief Financial Officer	2008	351,520	465	-	256,450	38,045	-	52,010	698,490

(1)	Amounts shown are not reduced to reflect Mr. Rogers election to defer receipt of salary into the Physicians Formula Holdings, Inc. 2005 Nonqualified Deferred Compensation Plan.

(2)	Amounts shown for 2008 represent amounts paid over and above earned by meeting the net sales performance measure in the 2008 Bonus Plan, based on reported results for 2008.

(3)
The amounts reflected in the Options Awards column represent the grant date fair value of the awards made during the identified fiscal year, as computed in accordance with Accounting Standards Codification 718. Please refer to Note 9 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for the relevant assumptions underlying the valuation of our stock options.

(4)
For 2009, the Committee did not adopt a bonus plan in light of the weak economic environment. For 2008, represents amounts paid in March 2009 under the 2008 Bonus Plan. These amounts represent 21.6% of the target cash bonus for 2008 based on our reported 2008 net sales, which was equal to 90.8% of the net sales target for 2008. No bonus was earned respect of the adjusted EBITDA component of the 2008 Bonus Plan because our preliminary adjusted EBITDA was less than 80% of the adjusted EBITDA target for 2008 and no bonus was paid in respect of the discretionary component of the 2008 Bonus Plan, as determined by the Committee.

(5)	Please see the “All Other Compensation Table” for information regarding the value of other compensation, benefits and perquisites provided to named executive officers in 2009.

(6)
Salary, Bonus and Non-Equity Incentive Plan Compensation received and reported in the Summary Compensation Table represents 58% of the total compensation received by Ms. Jackel, 63% of the total compensation received by Mr. Rogers, 90% of the total compensation received by Mr. Berry and 86% of the total compensation received by Mr. Jaeger in 2009.

All Other Compensation Table

The following table provides information regarding the value of other compensation, benefits and perquisites provided to named executive officers in 2009:

Name	Year	Automobile Allowance(1)	Company Contribution to 401(k) Plan(2)	Insurance Premiums(3)	Other(4)	Total
Ingrid Jackel	2009	$15,792	$8,372	$21,110	$-	$45,274
Jeffrey P. Rogers	2009	16,082	12,250	23,466	-	51,798
Jeff M. Berry	2009	6,500	-	-	15,000	21,500
Joseph J. Jaeger	2009	11,850	8,932	9,521	-	30,303

(1)
Consists of automobile allowance, gas reimbursement, automobile insurance and license and registration fees. For Ms. Jackel, consists of $12,750 of automobile allowance, $1,353 of gas reimbursement, $1,236 for automobile insurance and $453 for license and registration fees. For Mr. Rogers, consists of $14,250 of automobile allowance, $671 of gas reimbursement, $1,051 for automobile insurance and $110 for license and registration fees. For Mr. Berry, consists of $5,299 of automobile allowance, $933 for automobile insurance and $268 for license and registration fees. For Mr. Jaeger, consists of $10,554 of automobile allowance, $532 of gas reimbursement, $571 for automobile insurance and $192 for license and registration fees.

(2)
Under our 401(k) plan, an employee may contribute up to 50% of his or her salary to the 401(k) plan provided that he or she has been with the company for 6 months or more and is over 21 years old. We provide a company matching contribution of 100% of the first 5% of salary contributed by each participant.

(3)
Consists of medical, dental, vision, life insurance premiums and short and long-term disability premiums paid by us. For Ms. Jackel, consists of $20,052 in medical, dental and vision insurance premiums, $607 in life insurance premiums and $451 in short and long-term disability premiums paid by us. For Mr. Rogers, consists of $22,161 in medical, dental and vision insurance premiums, $607 in life insurance premiums and $698 in short and long-term disability premiums paid by us. For Mr. Jaeger, consists of $9,036 in medical, dental and vision insurance premiums, $266 in life insurance premiums and $219 in short and long term disability premiums paid by us.

(4)
This amount represents the “Fees Earned or Paid in Cash” to Mr. Berry as our director during 2009.  See “Director Compensation” on page 23 for more information.  Mr. Berry resigned as a member of the Board on May 29, 2009 to become our Interim Chief Financial Officer and subsequently our Chief Financial Officer on February 19, 2010.

Employment Agreements

Ingrid Jackel and Jeffrey P. Rogers.  On May 6, 2008, we entered into amended and restated employment agreements with each of Ms. Jackel and  Mr. Rogers.  The employment agreements provide that each such named executive officer is entitled to an annual base salary and annual incentive bonus up to a maximum amount determined by the Board each year based on the executive’s achievement and our achievement of performance criteria and other goals established by the Board. The annual base salary of each named executive officer is subject to an adjustment each year in accordance with the index of wages and salaries for all private industry white-collar wages published by the United States Bureau of Labor Statistics. The named executive officers may also participate in all benefit plans that are generally made available to our senior executive employees and are entitled to use of a company car while employed by us.

The employment agreements further provide that if such named executive officer’s employment is terminated without Cause (as defined in the employment agreements), then the named executive officer will be entitled to (a) receive his or her then-existing base salary for 24 months from the date his or her employment is terminated (the “Severance Period”), (b) continued use of a company car during the Severance Period, (c) participate in our benefit plans during the Severance Period and (d) receive a pro-rated portion of the named executive officer’s target annual bonus for the year in which employment terminated.  If the named executive officer is terminated without Cause within one year following a Change in Control (as defined in the employment agreements), the named executive officer will be entitled to receive, in lieu of the benefit described in clause (d) above, the greater of (1) a pro-rated portion of the annual bonus the named executive officer would have received through the date of the Change in Control, and (2) a pro-rated portion of the named executive officer’s target annual bonus for the year in which employment terminated.  See “—Potential Payments upon Termination or Change in Control” below.

On February 19, 2010, we entered into second amended and restated employment agreements (the "Amended Employment Agreements") with each of Ms. Jackel and Mr. Rogers.  Such amended and restated employment agreements were entered into in order to make certain clarifying amendments relating to compliance with the requirements of Section 409A of the Internal Revenues Code of 1986, as amended. In addition, the employment agreements were revised to (i) eliminate the provision relating to annual salary adjustments pursuant to the Employment Cost Index published by the Bureau of Labor Statistics, (ii) include certain employment benefits available to each of the executive officers and (iii) clarify the calculation of the severance benefit in the previously existing employment agreement if the executive officer's employment is terminated within one year following a Change of Control (as defined in the employment agreements).

    Jeff M. Berry.  On February 19, 2010, we entered into an employment agreement with Jeff M. Berry. The employment agreement provides that Mr. Berry will be paid an annual base salary of $316,368, a sign-on bonus in the amount of $120,000, subject to the terms of Mr. Berry's employment agreement, and is eligible to participate in an incentive plan for senior executive officers with a target bonus level of 50% of Mr. Berry's base salary for 2010. The Compensation Committee also approved the grant of options to purchase 200,000 shares of our common stock to Mr. Berry on February 19, 2010 pursuant to our Amended and Restated 2006 Equity Incentive Plan. These options will vest in forty-eight equal monthly installments beginning on March 19, 2010. Under the employment agreement, if Mr. Berry's employment is terminated without Cause (as defined in the employment agreement), then Mr. Berry will be entitled to (a) receive his then-existing base salary for 24 months from the date his employment is terminated (the "Severance Period"), (b) continued use of a Company car during the Severance Period, (c) participate in our benefit plans during the Severance Period and (d) receive a pro-rated portion of his target annual bonus for the year in which employment terminated.  If Mr. Berry is terminated within one year following a Change of Control (as defined in the employment agreement), Mr. Berry will be entitled to receive, in lieu of the benefit described in clause (d) above, the greater of (1) a pro-rated portion of the annual bonus Mr. Berry would have received through the date of the Change of Control based on a pro-rated portion of the Company and Mr. Berry's performance through that date, and a pro-rated portion of Mr. Berry's target annual bonus for the year in which employment terminated.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2009:

	Option Awards (1)(3)

	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Name
Ingrid Jackel	166,667		-	-	$0.10	11/3/2013
	160,675		-	-	0.10	11/3/2013
	35,412		14,588	-	20.75	2/6/2017
	23,950		26,050	-	9.54	1/30/2018
	4,166		195,834	-	2.30	11/10/2019

Jeffrey P. Rogers	41,543		-	-	0.10	11/3/2013
	35,412		14,588	-	20.75	2/6/2017
	23,950		26,050	-	9.54	1/30/2018
	3,125		146,875	-	2.30	11/10/2019

Jeff M. Berry	16,007	(2)	8,993	-	12.00	11/8/2017

(1)	We granted incentive stock options and non-qualified stock options under the 2003 Plan and non-qualified stock options under the 2006 Plan.

(2)
This option award was granted to Mr. Berry in connection with the his service as a member of the Board.  See “Director Compensation” on page 23 for more information.  Mr. Berry resigned as a member of the Board on May 29, 2009 to become our Interim Chief Financial Officer and subsequently our Chief Financial Officer on February 19, 2010.

(3)	The following table summarizes the vesting of each named executive officer’s stock options that were not vested and exercisable on December 31, 2009:

			Year in Which Options Vest and Become Exercisable

Name	Type of Option	Grant Date	2010	2011	2012	2013	Thereafter	Total
Ingrid Jackel	Incentive Stock Option	11/3/2003	-	-	-	-	-	-
	Non-Qualified Stock Option	11/03/03, as amended on 11/14/06	-	-	-	-	-	-
	Non-Qualified Stock Option	2/6/2007	12,504	2,084	-	-	-	14,588
	Non-Qualified Stock Option	1/30/2008	12,504	12,504	1,042	-	-	26,050
	Non-Qualified Stock Option	11/10/2009	49,992	50,001	50,004	45,837	-	195,834

Jeffrey P. Rogers	Incentive Stock Option	11/3/2003	-	-	-	-	-	-
	Non-Qualified Stock Option	11/03/03, as amended on 11/14/06	-	-	-	-	-	-
	Non-Qualified Stock Option	2/6/2007	12,504	2,084	-	-	-	14,588
	Non-Qualified Stock Option	1/30/2008	12,504	12,504	1,042	-	-	26,050
	Non-Qualified Stock Option	11/10/2009	37,500	37,500	37,500	34,375	-	146,875

Jeff M. Berry	Non-Qualified Stock Option	11/8/2007	4,692	4,301	-	-	-	8,993
	Non-Qualified Stock Option	2/19/2010(1)	41,660	49,998	50,004	50,004	8,334	200,000

(1)	The Committee granted Mr. Berry 200,000 non-qualified stock options on February 19, 2010 in connection with his appointment as our Chief Financial Officer.

Option Exercises and Stock Vested

The following table summarizes the option awards exercised by our named executive officers and the value realized on exercise in 2009:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Joseph J. Jaeger	12,550	$18,951

(1)
Represents the difference between the exercise price and the closing sale price of the common stock on the Nasdaq Global Select Market on the date of exercise, multiplied by the number of shares acquired on exercise. The value realized on exercise of options to purchase 12,550 shares of common stock on June 23, 2009 was calculated using a price of $1.61 per share less the exercise price of $0.10 per share.

Non-Qualified Deferred Compensation

The following table summarizes the benefits to a named executive officer under our deferred compensation plans:

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY	Aggregate Earnings (Loss) in Last FY(2)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE(3)
Jeffrey P. Rogers	$52,832	$-	$27,881	$(375,402)	$245,420

(1)	This amount is reported as compensation in the Summary Compensation Table for 2009.

(2)	Includes dividends and earnings of $7,648 and change in market value of $20,233.

(3)	Of the aggregate balance at the last fiscal year-end, $91,316 was reported as compensation in the Summary Compensation Table for 2008.

    The Physicians Formula Holdings, Inc. 2005 Nonqualified Deferred Compensation Plan became effective January 1, 2005. The plan is an unfunded, nonqualified deferred compensation arrangement to provide deferred compensation to employees holding the titles of Chief Executive Officer, President, Chief Financial Officer or senior vice president and receiving total compensation of at least $200,000 per year or such other employees as determined by us. The plan is administered by the Committee. Under this plan executives receive an allocation to their account based on a percentage of base salary and cash incentive compensation under the bonus plan elected by the executive. This allocation is made at the valuation date for service rendered during the year. All balances accrue interest at the rate of return on the investment vehicles held in the participant’s account. The plan allows us to establish a trust to hold assets to be used for payment of benefits under the plan. Any assets of the trust would be subject to the claims of our general creditors. A participant’s account balance will be distributed to a participant following his or her retirement or termination from Physicians Formula, disability or death, a change in control, or an unforeseeable financial emergency or at a time specified by the participant when he or she enrolls in the plan.

Prior to adopting the 2005 Nonqualified Deferred Compensation Plan, we had a Deferred Compensation Plan that was adopted by Pierre Fabre, Inc. on December 1, 1999, or the 1999 Nonqualified Deferred Compensation Plan. The terms of the 1999 Nonqualified Deferred Compensation Plan are similar in most material respects to the 2005 Nonqualified Deferred Compensation Plan, including that assets of the trust would be subject to the claims of our general creditors. The 1999 Nonqualified Deferred Compensation Plan was suspended on December 31, 2004 and the 2005 Nonqualified Deferred Compensation Plan was adopted effective January 1, 2005, to comply with certain tax law changes. Compensation earned through the end of 2004 and deferred under the 1999 Nonqualified Deferred Compensation Plan will continue to be subject to the terms of that plan, but no additional compensation may be deferred under that plan.

Potential Payments upon Termination or Change in Control

The following table reflects the amount of compensation to each of the named executive officers assuming each named executive officer’s employment was terminated under each of the circumstances set forth below, or a change in control occurred, on December 31, 2009. The amounts shown in the table are estimates, and the actual amounts to be paid can only be determined at the time of the named executive officer’s separation from the Physicians Formula or upon a change in control.

Name	Termination without Cause	Voluntary Resignation	Termination for Cause	Retirement	Death or Disability	Change in Control	Termination without Cause following Change in Control
Ingrid Jackel
Cash Severance(1)	$681,408	$-	$-	$-	$-	$-	$681,408
Value of Stock Options(2)	1,875	-	-	-	90,000	90,000	90,000
Target Annual Bonus(3)	170,352	-	-	-	-	-	170,352
Automobile Allowance(4)	28,878	-	-	-	-	-	28,878
Insurance Premiums(5)	43,808	-	-	-	-	-	43,808
Accrued Paid Time Off	41,676	41,676	41,676	41,676	41,676	-	41,676
	$967,997	$41,676	$41,676	$41,676	$131,676	$90,000	$1,056,122
Jeffrey P. Rogers
Cash Severance(1)	$681,408	$-	$-	$-	$-	$-	$681,408
Value of Stock Options(2)	1,406	-	-	-	67,500	67,500	67,500
Target Annual Bonus(3)	170,352	-	-	-	-	-	170,352
Automobile Allowance(4)	30,822	-	-	-	-	-	30,822
Insurance Premiums(5)	51,258	-	-	-	-	-	51,258
Accrued Paid Time Off	53,726	53,726	53,726	53,726	53,726	-	53,726
	$988,972	$53,726	$53,726	$53,726	$121,226	$67,500	$1,055,066
Jeff M. Berry *
Cash Severance(1)	$632,736	$-	$-	$-	$-	$-	$632,736
Value of Stock Options(2)	-	-	-	-	118,000	118,000	118,000
Target Annual Bonus(3)	158,184	-	-	-	-	-	158,184
Automobile Allowance(4)	34,108	-	-	-	-	-	34,108
Insurance Premiums(5)	34,767	-	-	-	-	-	34,767
Accrued Paid Time Off	-	-	-	-	-	-	-
	$859,795	$-	$-	$-	$118,000	$118,000	$977,795

*As of December 31, 2009, Mr. Berry served as our Interim Chief Financial Officer and was appointed Chief Financial Officer on February 19, 2010. The amounts disclosed above represent compensation under an employment agreement dated February 19, 2010.

(1)
Represents base salary payable in regular installments as special severance payments for a period of twenty-four (24) months from the date of termination without “cause,” pursuant to the named executive officer’s Amended Employment Agreement in effect at December 31, 2009.

(2)
Under the terms of the option award agreements for named executive officers under the 2003 Plan and 2006 Plan, all unvested stock options vest and become exercisable immediately upon the death or disability of the executive or upon a change in control. Amounts in the table represent the number of unvested stock options on December 31, 2009, multiplied by the amount by which closing price of our common stock on the Nasdaq Global Select Market on December 31, 2009 exceeds the exercise price of the options.

(3)
Under the Amended Employment Agreements, if an executive officer is terminated without cause, each executive officer is entitled to receive a pro-rated portion of the executive officer’s target annual bonus for the year in which employment is terminated. Under the Amended Employment Agreements, if an executive officer is terminated without cause within one year following a change in control, each executive officer is entitled to receive the greater of (i) a pro-rated portion of the annual bonus the executive officer would have received through the date of the change in control (as defined in the Amended Employment Agreements), and (ii) a pro-rated portion of the executive officer’s target annual bonus of 50% of his or her base salary for the year in which employment is terminated. The Compensation Committee did not adopt a bonus plan for 2009 in light of the weak economic environment. If either termination occurred on December 31, 2009, each executive officer would have been entitled to 50% of his or her 2009 base salary.

(4)	Represents twenty-four (24) months of lease payments, automobile insurance and license and registration fees for the severance period and excludes all fuel and mileage expenses incurred.

(5)	Represents twenty-four (24) months of medical, dental, vision, life insurance and short and long-term disability insurance premiums for the severance period.

    In addition to these benefits, Mr. Rogers is entitled to his account balance under the Physicians Formula Holdings, Inc. Nonqualified Deferred Compensation Plan in the event of his retirement or termination of employment, death, disability, or if there is a change in control.

Cash Severance

    The Amended Employment Agreements with our named executive officers provide that upon termination, the executives are generally entitled to receive amounts earned but unpaid during their term of employment. If an executive officer’s employment is terminated without “Cause,” the executive officer will be entitled to receive his or her base salary payable in regular installments as special severance payments for a period of twenty-four (24) months from the date of termination, if and only if the executive officer executes and delivers a general release of all claims against us and our directors, officers and affiliates and only so long as the executive officer does not revoke or breach the provisions of his or her nonsolicitation and confidentiality agreement with us. In addition, the executive officers are entitled to receive benefits continuation for the length of the severance period and a pro-rated bonus payment as described under “—Employment Agreements.”

Under the Amended Employment Agreements, “Cause” means the occurrence of one or more of the following events:
(i)	the conviction of a felony or other crime involve moral turpitude or dishonesty, disloyalty or fraud with respect to us;
(ii)
reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs or other repeated conduct causing us substantial public disgrace or disrepute or substantial economic harm;

(iii)	substantial and repeated failure to perform his or her duties;
(iv)	breach of the duty of loyalty to us or any act of dishonesty or fraud with respect to us; or
(v)	any material breach of an agreement between the executive officer and Physicians Formula which is not cured within 15 days after written notice thereof.

    Under the Amended Employment Agreements, “Change of Control” means the occurrence of one of the following events:
(i)
if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than certain exempt persons, acquires 50% or more of our voting securities;

(ii)
during any period of two consecutive years, a majority of our Board of Directors is replaced (other than any new directors whose election or nomination was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election was previously so approved);

(iii)
consummation of a merger or consolidation of us with any other corporation, other than a merger or consolidation (a) which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or (b) by which our corporate existence is not affected and following which our Chief Executive Officer and directors retain their positions with us (and constitute at least a majority of the Board); or

(iv)	consummation of a sale or disposition by us of all or substantially all of our assets other than a sale to certain exempt persons.

Stock Options under the 2006 Equity Incentive Plan

Stock Options. Under the 2006 Plan, options that are exercisable on the date of termination of a participant’s employment with Physicians Formula generally expire 30 days after the date of termination, so long as the participant does not compete with us during the 30-day period, and options that are not exercisable on the date of termination are forfeited immediately. There are, however, exceptions depending upon the circumstances of termination. In the event of retirement, a participant’s exercisable options will remain so for up to 90 days after the date of retirement, so long as the participant does not compete with us during the 90-day period. The participant’s options that are not exercisable on the date of retirement will be forfeited, unless the Committee determines in its discretion that the options shall become fully vested and exercisable. In the case of a participant’s death or disability, all options will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, so long as the participant does not compete with us during the 180-day period. In each of the foregoing circumstances, the Board or Committee may elect to further extend the applicable exercise period in its discretion. Upon termination for “Cause,” all options will terminate immediately, whether or not exercisable. If we undergo a “Change in Control” and a participant is terminated from service within one year thereafter, all of the participant’s options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the Committee has the authority to grant options that will become fully vested and exercisable automatically upon a “Change in Control” of Physicians Formula, whether or not the participant is subsequently terminated. The option award agreements pursuant to which options have been awarded to the named executive officers under the 2006 Plan provide that the options will become fully vested and exercisable automatically upon a “Change in Control.”

    Under the 2006 Plan, “Cause” means the occurrence of one or more of the following events:
(i)	conviction of a felony or any crime or offense lesser than a felony involving our property;
(ii)	conduct that has caused demonstrable and serious injury to us, monetary or otherwise;
(iii)	willful refusal to perform or substantial disregard of duties properly assigned, as determined by us; or
(iv)	breach of duty of loyalty to us or other act of fraud or dishonesty with respect to us.

“Change in Control” for purposes of the 2006 Plan means the occurrence of one of the following events:
(i)
if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than affiliates of Summit Partners and certain other exempt persons, acquires 50% or more of our voting securities;

(ii)
during any period of two consecutive years, a majority of our Board of Directors is replaced (other than any new directors whose election or nomination was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election was previously so approved);

(iii)
consummation of a merger or consolidation of Physicians Formula with any other corporation, other than a merger or consolidation (a) which would result in our voting securities outstanding immediately prior to the merger or consolidation continuing to represent more than 50% of the combined voting power of the surviving entity or (b) by which our corporate existence is not affected and following which our Chief Executive Officer and directors retain their positions with us (and constitute at least a majority of the Board); or

(iv)
consummation of a plan of complete liquidation of Physicians Formula or a sale or disposition of all or substantially all of our assets, other than a sale to affiliates of Summit Partners and certain other exempt persons.

Stock Options under the 2003 Stock Option Plan

Under the 2003 Plan, if a participant is terminated other than for “Cause,” the participant’s vested and exercisable options remain so for 30 days after the date of termination. If a participant retires, the participant’s vested and exercisable options remain so for 45 days after the date of retirement. Upon death or disability of a participant, the participant’s vested and exercisable options remain so for 90 days after the date of death or disability. All options that are not vested and exercisable on the date of termination of the participants employment will be forfeited as of the date of termination. In the event of a “Sale of the Company,” the Committee or the Board may provide, in its discretion, that the options shall become immediately exercisable by any participants who are employed by us at the time of the “Sale of the Company” and/or that all options shall terminate if not exercised on or prior to the date of the “Sale of the Company.”  The option award agreements pursuant to which options have been awarded to the named executive officers under the 2003 Plan provide that the options will become fully vested and exercisable automatically upon a “Sale of the Company.”

Under the 2003 Plan, “Cause” means if a participant:
(i)	acts in bad faith and to the detriment of Physicians Formula;
(ii)	refuses or fails to act in accordance with any specific direction or order of Physicians Formula or the Board;
(iii)	exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence;
(iv)	is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or
(v)	breaches any material term of the 2003 Plan or breaches any other agreement between or among the participant and
Physicians Formula.

“Cause” can also have any other meaning that may be set forth in a participant’s option award agreement. The option award agreements pursuant to which options have been awarded to the named executive officers under the 2003 Plan provide that “Cause” shall have the meaning set forth in their respective employment agreements.

“Sale of the Company” under the 2003 Plan means the sale of Physicians Formula pursuant to which any party or parties (other than Summit Partners, L.P. and/or any of its affiliated investment funds) acquire (i) our capital stock possessing the voting power under normal circumstances to elect a majority of our Board of directors (whether by merger, consolidation or sale or transfer of our capital stock) or (ii) all or substantially all of our assets determined on a consolidated basis.

    2009 Director Compensation

The following table summarizes compensation paid to our non-employee directors in 2009:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jeff M. Berry(2)	$15,000	-	$30,870	-	-	-	$45,870
Sonya T. Brown(3)	7,500	-	-	-	-	-	7,500
Zvi Eiref	30,000	-	29,171	-	-	-	59,171
Padraic L. Spence	22,500	-	9,327	-	-	-	31,827
Charles. J. Hinkaty	7,500	-	10,161	-	-	-	17,661

(1)
The amounts reflected in the Options Awards column represent the grant date fair value of the awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Please refer to Note 9 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for the relevant assumptions underlying the valuation of our stock options.

(2)	Mr. Berry resigned as a member of the Board on May 29, 2009 to become our Interim Chief Financial Officer and subsequently our Chief Financial Officer on February 19, 2010.

(3)	Ms. Brown resigned as a member of the Board on April 24, 2009.

Our non-employee directors receive an annual retainer in the amount of $15,000, and committee members receive an additional annual retainer in the amount of $5,000 per committee on which they serve. In addition, the chair of our audit committee receives an annual fee in the amount of $5,000. We also reimburse all directors for reasonable out-of-pocket expenses they incur in connection with their service as directors. Our directors are eligible to receive stock options and other equity-based awards when, as and if determined by the Committee pursuant to the terms of the 2006 Plan.

Protection of Trade Secrets, Nonsolicitation and Confidentiality Agreements

On November 3, 2003, we entered into protection of trade secrets, nonsolicitation and confidentiality agreements with Ingrid Jackel, our Chief Executive Officer, and Jeffrey P. Rogers, our President. On March 8, 2004, we entered into a protection of trade secrets, nonsolicitation and confidentiality agreement with Joseph J. Jaeger, our former Chief Financial Officer. On February 19, 2010, we entered into a protection of trade secrets, nonsolicitation and confidentiality agreement with Jeff M. Berry, our Chief Financial Officer. Pursuant to these agreements, each of Ms. Jackel and Messrs. Rogers, Jaeger and Berry have agreed not to solicit any of our employees, reveal trade secrets (as defined in the agreements) or disclose or use proprietary information (as defined in the agreements) during the period in which he or she is employed by us and for a 12-month period thereafter.

Director Indemnification Agreements

    On October 23, 2006, we entered into a director indemnification agreement with Ingrid Jackel. Since our initial public offering, we have entered into indemnification agreements with each of our directors at the time they joined our Board.  Pursuant to these director indemnification agreements, we have agreed to indemnify our directors if any of them are made party or threatened to be made party to any proceeding related to their service to the Company (as defined in the director indemnification agreements), subject to exceptions for failure to act in good faith or in a manner the director reasonably believed to be in or not opposed to our best interests, or, in a criminal proceeding, for conduct the director had reasonable cause to believe was unlawful. We have also agreed to obtain and maintain liability insurance on behalf of each of our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Under the Nasdaq marketplace rules, we are required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our audit committee or another independent body of the Board of Directors. Our conflict of interest and code of conduct policy provides that no director or executive officer will knowingly place themselves in a position that would have the appearance of being, or could be construed to be, in conflict with our interests.

    Pursuant to the mandate of its charter, the Nominating and Corporate Governance Committee is responsible for considering questions of possible conflicts of interests involving Board members, senior officers and key employees.  All transactions between us and any of our officers, directors and principal stockholders have been approved by the Nominating and Corporate Governance Committee of the Board.

    On November 6, 2009, we entered into a Senior Subordinated Note Purchase and Security Agreement  (the “Note Purchase Agreement”) with Mill Road Capital, L.P. (“Mill Road”), our largest stockholder, currently the beneficial owner of 18.5% of our common stock.  As a part of the transaction, we borrowed $8.0 million from Mill Road and issued a senior subordinated note (the “Senior Subordinated Note”) to Mill Road in that principal amount.  This was part of a larger refinancing that included, among other things, entering into a new asset-based revolving credit facility with Wells Fargo Bank, N.A., repayment of our prior senior credit facility with Union Bank, N.A. and the repayment of a short-term bridge debt that we issued to Mill Road on September 4, 2009.  Also as part of the transaction, we agreed to hold a special meeting of stockholders to vote on, among other things, a proposal to approve the issuance of stock purchase warrants to Mill Road in conjunction with certain modifications to the terms of the Senior Subordinated Note that would be favorable to the Company.

    On February 3, 2010, we entered into an amendment to the Senior Subordinated Note Purchase and Security Agreement with Mill Road to fix the number of shares that Mill Road will be entitled to purchase upon exercise of the warrants to 650,000.

    At a special meeting of the stockholders scheduled for April 28, 2010, the stockholders will consider and vote on a proposal to approve an amendment to the Senior Subordinated Note and the issuance of warrants to Mill Road entitling them to purchase the warrant shares at an exercise price of $0.25 per share for up to seven years from the date of issuance.  If the proposal is approved, (a) the cash interest we are required to pay on the Senior Subordinated Note will be reduced by $0.4 million per year, the maturity of the Senior Subordinated Note will be extended by 18 months to November 6, 2014, the penalty for optional prepayment after November 6, 2013 will be reduced, and the existing limit on the amount of collateral securing the senior subordinated note will be removed; and (b) Mill Road will issue warrants to Mill Road to purchase 650,000 shares of our common stock at an exercise price of $0.25 per share, with a term of seven years.  As a result of the issuance of the warrant shares, Mill Road would beneficially own 3,166,943 shares (22.4%) of our common stock.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

    The Audit Committee has appointed Deloitte & Touche LLP as Physicians Formula’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting pursuant to Proposal No. 2.

The following table shows the fees paid or accrued by Physicians Formula for audit and other services provided by Deloitte & Touche LLP for fiscal years 2009 and 2008:

	2009	2008
Audit Fees(1)	$649,355	$984,028
Tax Fees(2)	-	75,616
All Other Fees(3)	5,400	5,400
Total	$654,755	$1,065,044

(1)
Audit fees represent fees for professional services provided in connection with the audits of our annual financial statements and review of our quarterly reports on Form 10-Q, including services related thereto such as consents and assistance with and review of documents filed with the Securities and Exchange Commission. In addition, the audit fees for 2009 and 2008 include those fees related to the audit of Physicians Formula’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees represent fees billed for professional services provided in connection with tax compliance, tax advice and tax planning.

(3)	All other fees represent a subscription fee for an on-line research service providing access to accounting literature.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services by our independent registered public accounting firm. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm and the fees for services performed to date.

All services performed by Physicians Formula’s independent registered public accounting firm in 2009 and 2008 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent under Nasdaq listing standards the SEC rules. The Board of Directors adopted a written Audit Committee charter, which is available in the Investor Relations section of our website at www.physiciansformula.com.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of Physicians Formula Holdings, Inc. and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of Deloitte & Touche LLP included in its report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met and held discussions, together and separately, with management and Deloitte & Touche LLP. Management represented to the Audit Committee that the Company’s audited financial statements for the fiscal year ended December 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the 2009 fiscal year.

The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees and Rule 2-07 of Regulation S-X, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with them their independence relating to Physicians Formula Holdings, Inc.

Based on the Audit Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has also selected and appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to stockholder ratification.

The Audit Committee
of the Board of Directors

Zvi Eiref, Chairman
Padraic L. Spence
Charles J. Hinkaty

OTHER MATTERS

Stockholder Proposals and Director Nominations

Stockholder proposals for our 2011 Annual Meeting of Stockholders must be received at our principal executive offices by December 22, 2010, and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2011 Annual Meeting.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Chief Financial Officer at the address below. The Secretary must receive this notice no earlier than February 3, 2011 and no later than March 7, 2011.

Notice of a proposal must include, as to each matter, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as it appears on Physicians Formula’s books, of the stockholder proposing such business, (iii) the class and number of shares of Physicians Formula’s capital stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

Notice of a nomination must include:

(i)
as to each person whom you propose to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of Physicians Formula which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act ”); and

(ii)
(A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of Physicians Formula which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Chief Financial Officer at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our by-laws are also available in the Investor Relations section of our website at www.physiciansformula.com.

Proponents must submit notices of proposals and nominations in writing to the following address:

Chief Financial Officer
Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

The Chief Financial Officer will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Cost of Solicitation

    Physicians Formula pays the cost of the annual meeting and the cost of soliciting proxies. In addition, we have made arrangements with banks, brokers and other holders of record to send the Notice of Internet Availability of Proxy Materials to you, and we will reimburse them for their expenses in doing so.

VOTE BY INTERNET - www.proxyvote.com
PHYSICIANS FORMULA HOLDINGS, INC. ATTN: LINH LE 1055 WEST 8TH STREET AZUSA, CA 91702	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronicvoting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	FHFOR1	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PHYSICIANS FORMULA HOLDINGS, INC.				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote "FOR"				All	All	Except
Proposals 1 and 2.
				☐	☐	☐
Vote on Directors
1.	Election of Directors
Nominees:
	01)	Ingrid Jackel
	02)	Zvi Eiref
	03)	Jeffrey P. Rogers
	04)	Padraic L. Spence
	05)	Charles J. Hinkaty
	06)	Thomas Lynch

Vote on Proposal								For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as Physicians Formula Holdings, Inc.'s independent registered public accounting firm.							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
								Yes	No
						Please indicate if you plan on attending this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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PHFOR2

Proxy - Physicians Formula Holdings, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHYSICIANS FORMULA HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL.

Proxy for Annual Meeting of Stockholders to be held on June 3, 2010

The undersigned stockholder of Physicians Formula Holdings, Inc. ("Physicians Formula") hereby appoint(s) Ingrid Jackel, Jeffrey P. Rogers and Jeff M. Berry, and each of them acting singly, proxies, with full power of substitution, to vote all shares of common stock of Physicians Formula which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Physicians Formula to be held at Physicians Formula's corporate office located at 1055 West 8th Street, Azusa, California 91702, on Thursday, June 3, 2010 beginning at 10:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting dated April 21, 2010 and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE PROPOSALS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)